Exhibit 99.1

QuoteMedia, Inc. Appoints Keith Randall as Chief Executive Officer and Director

PHOENIX, April 4, 2018–(GLOBE NEWSWIRE)-QuoteMedia, Inc. (OTCQB: QMCI), a leading provider of market data, cloud-based financial web content solutions and stock market applications, is pleased to announce that, effective March 31, 2018, its Board of Directors has appointed Keith Randall as Chief Executive Officer of the Company. The appointment recognizes the contributions and leadership Mr. Randall has provided over his 18 years with the Company as its Chief Financial Officer. Concurrently, Mr. Randall joins the Board of Directors of the Company. Mr. Randall will continue as Chief Financial Officer of the Company for the foreseeable future. Mr. Randall holds a Bachelor of Commerce degree with Honors from Queen's University in Canada, is a licensed Chartered Professional Accountant in Canada and a Certified Public Accountant in the United States. This appointment is made in response to the recent death of Mr. Keith Guelpa who was a co-founder of the Company and its Chief Executive Officer since inception.

About QuoteMedia

QuoteMedia is a leading software developer and cloud-based syndicator of financial market information and streaming financial data solutions to media, corporations, online brokerages, and financial services companies. The Company licenses interactive stock research tools such as streaming real-time quotes, market research, news, charting, option chains, filings, corporate financials, insider reports, market indices, portfolio management systems, and data feeds. QuoteMedia provides data and services for companies such as the NASDAQ Stock Exchange, TMX Group (TSX Stock Exchange), Dow Jones & Company, FIS, U.S. Bank, Broadridge Financial Systems, Ridge Clearing, JP Morgan, CIBC, JitneyTrade, Hilltop Securities, HD Vest, Intrinsic Research Systems, ING Investment Management, Stockhouse, Zacks Investment Research, General Electric, Dow Chemical, Boeing, Bombardier, Business Wire, PR Newswire, Marketwired, FolioFN, Regal Securities, ChoiceTrade, Cetera Financial Group, Dynamic Trend, Inc., Qtrade Financial, CNW Group, Industrial Alliance, TradeKing, Suncor, Virtual Brokers, Equities.com, Leede Jones Gable, Vision Financial Markets, Firstrade Securities, Divy Inc., Motif Investing, First Financial, Cirano, Equisolve, Stock-Trak, Mergent, SNN Incorporated and others. Quotestream®, QModTM and Quotestream ConnectTM are trademarks of QuoteMedia. For more information, please visit: www.quotemedia.com.

Statements about QuoteMedia's future expectations, including future revenue, earnings, and transactions, as well as all other statements in the press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. QuoteMedia intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are identified from time to time in the Company's SEC reports and filings and are subject to change at any time. QuoteMedia's actual results and other corporate developments could differ materially from that which has been anticipated in such statements.

QuoteMedia

Dave Shworan, (877) 311-9911 ext. 101

contactus@quotemedia.com